Exhibit 99.1

2320 Scientific Park Drive Wilmington, NC 28405	News Release

NASDAQ: AAIIE

Contacts:
Media:	Investors:
Andrea L. Johnston	James B. Sloan, Jr.
Vice President, Corporate Communications	Senior Vice President, Corporate Finance
910-254-7340	910-254-7690

aaiPharma Secures New $135,000,000 Senior Credit Facility

Wilmington, N.C., April 12, 2004 — aaiPharma Inc. (NASDAQ: AAIIE) announced today that it has executed a commitment letter for a $135,000,000, two-year credit facility. Silver Point Finance has underwritten the facility, and Banc of America Securities, L.L.C. has acted as sole arranger. This new facility, subject to the consent of a majority of the holders of the Company’s 11% Senior Subordinated Notes due 2010, and in conjunction with the Company’s pending sale of its M.V.I.® and Aquasol® product line, will replace the Company’s existing senior revolving and term debt facilities. The solicitation of the bondholders’ consent commenced last Thursday, April 8, 2004, and will expire at 5:00 p.m., New York City time, on April 16, 2004, unless extended by the Company. Bondholders as of 5:00 p.m., New York City time, on April 7, 2004, will be eligible to consent.

“We look forward to working with Silver Point as our financial partner,” stated Interim Chief Operating Officer Gregory F. Rayburn. “As an alternative to the previously announced $40 million priority revolving credit facility, this global financing solution will strengthen the Company’s capital structure and position aaiPharma to immediately resume executing its business plan as a science-based pharmaceutical company.”

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing branded medicines in its targeted therapeutic areas. aaiPharma’s development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities.

About Silver Point

Silver Point Finance, based in Greenwich, Connecticut, is an independent provider of custom financing to large and middle market companies. The firm combines extensive experience in complex financings, cross-disciplinary expertise, streamlined decision-making, and a commitment to building long-term relationships with clients. Silver Point Finance is a business of Silver Point Capital, which specializes in credit analysis and diversified credit-related investments.

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the ability of the Company to obtain the consent of a majority of the Company’s existing senior subordinated debt holders, and complete the sale of its M.V.I.® and Aquasol® product line, on a timely basis and to use the new financing facility to successfully strengthen its capital structure and execute on its business plan.

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